Exhibit 99.1

Executive Chairman, Eli Ayalon, Intends to Step Down as Full Time

Executive and Will Remain as Director and Chairman of the Board

SAN JOSE, Calif. - December 3, 2010. DSP Group, Inc™. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications at home, announced today that Eli Ayalon, its Executive Chairman, intends to resign as an executive officer, effective May 31, 2011. Mr. Ayalon will continue as a non-executive director and Chairman of the Board. Mr. Ayalon stated: “I have full confidence in Ofer Elyakim, our Chief Executive Officer, and our management team. After 15 years of intense management activity in the Company, I believe it’s time to step down as a full time executive. I will continue to help management in my capacity as director and Chairman of the Board to ensure the Company’s continued success.”

About DSP Group

DSP Group, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications at home. Delivering system solutions that combine semiconductors and software with reference designs, DSP Group enables consumer electronics (CE) manufacturers to cost-effectively develop new revenue-generating applications with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, and with a dominant share of the wireless home telephony market, DSP Group provides a broad portfolio of wireless chipsets integrating DECT, Wi-Fi, PSTN and VoIP technologies with state-of-the-art application processors. Enabling converged voice, audio, video and data connectivity across diverse consumer products – from cordless and VoIP phones to home gateways and connected multimedia screens – DSP Group proactively partners with CE manufacturers to shape the future of converged communications at home. For more information, visit www.dspg.com.

Contact

Orly Garini-Dil

Marketing Communications Manager

Orly.garini@dspg.com

1 408 240 6839